[LOGO] Dynasil


Contacts:                                               Exhibit 99.1

Patty Kehe
Dynasil Corporation of America
Phone: (617) 668-6855
pkehe@dynasilcorp.com

David Calusdian
Executive Vice President and Partner
Sharon Merrill
617.542.5300
DYSL@InvestorRelations.com


            Dynasil Corporation of America Reports
              Fiscal Year 2011 Financial Results
          - Revenue Increases 9 Percent to $47 Million
   - Company Posts Net Income of $1.4 Million,  EPS of $0.08
- Company to Host Earnings Conference Call at 5:00 p.m. (ET) Today

Watertown, MA, December 29, 2011 - Dynasil Corporation of America (NASDAQ:
DYSL), a leading developer of sensing, detection and analysis technology for homeland security, medical and industrial applications, today reported financial results for fiscal year ended September 30, 2011.

Revenue for fiscal 2011 increased to $47.0 million compared with $43.0 million in fiscal 2010. Contract Research segment revenue increased to $24.9 million from $23.1 million in fiscal 2010. The Company's renamed Products & Technology segment (previously called "Optics/Photonics, Products & Instruments") posted revenue of $22.1 million, up from $19.9 million a year earlier.

Net income for the 12 months ended September 30, 2011 was $1.4 million, or $0.08 per diluted share, compared with $3.2 million, or $0.22 per diluted share, in fiscal 2010. Lower net income in the 2011 period resulted from higher selling, general and administrative expenses and increased investment in corporate growth initiatives, partially offset by Research & Experimentation (R&E) Tax Credits. For fiscal year 2011, the Company had an income tax expense of $293,198 compared with an income tax expense of $929,661 for fiscal year 2010. The significant difference primarily resulted from state and federal R&E tax credits of approximately $1.5 million in fiscal 2011, partially offset by the required deferred tax liability recorded for the tax effects of book/tax differences related to Property, Plant and Equipment, Goodwill, and Intangible Assets.

"Dynasil delivered 9 percent revenue growth in 2011, with gains in both business segments despite a challenging economic environment," said Steven
Ruggieri, the Company's president and chief executive officer.   "Our Contract
Research segment grew $1.8 million, or nearly 8 percent, from fiscal 2010, reflecting robust business with key federal customers including the U.S. Department of Homeland Security and the U.S. Department of Energy. Our Products & Technology segment grew more than $2 million, or 11 percent, from the year-earlier period, primarily as a result of our acquisition of Hilger Crystals in the fourth quarter of fiscal 2010."

Product Pipeline

"During the fourth quarter of 2011 we began shipping our dual-mode radiation detectors to OEM customers for beta testing, and we remain on track to begin generating revenue from this program in 2012," Ruggieri said. "Our dual-mode technology represents the first in a planned pipeline of scintillation crystal products capable of advanced radiation detection for markets including homeland security, baggage screening and energy."

"Our product pipeline also includes sensors for non destructive testing, radiation dosimeters based on technologies developed at our RMD Research business unit and thin film digital X-rays," Ruggieri continued. "In addition, we are testing and evaluating three of the biomedical technologies acquired earlier this year from Dr. Daniel Ericson. While development is still in the early stages, we believe that these technologies have commercial potential."

Recent Highlights

     .    Dynasil promoted Kanai S. Shah, Ph.D., Vice President of Research and
     leader of the Materials Science Group, to President of RMD Research, the Company's research business unit, beginning in December. Dr. Shah, 50, joined RMD in 1985 as a Staff Scientist. He became Director of Research in 2002 and Vice President of Research in 2009. He has been responsible for new semiconductor and scintillator development at RMD for more than a decade.

     .    RMD Research received contracts totaling $3.65 million from the
     Department of Homeland Security's Domestic Nuclear Detection Office
     (DNDO). These contracts provide funded research and development of gamma and neutron radiation detectors capable of identifying illicit nuclear materials. The contracts consist of $2.15 million under the DNDO's Exploratory Research Program (ERP) and $1.5 million under the Small Business Innovation Research (SBIR) program. Earlier this month, the U.S. House and Senate negotiated a deal to reauthorize the SBIR program for an additional six years.

"In fiscal 2011 we made good progress in expanding our product pipeline and diversifying our contract research business," Ruggieri said. "In the coming quarters, we expect to have a product realization process in place designed to support the evaluation, assessment, development and commercialization of our technologies. We have a number of exciting milestones to look forward to in 2012, and we believe that we are well positioned for continued growth."

Conference Call Information

As previously announced, Dynasil Corporation will host a conference call for investors and analysts Thursday, December 29, 2011 at 5:00 p.m. ET. On the call will be Dynasil President and Chief Executive Officer Steven Ruggieri and Chief Financial Officer Richard Johnson. Those who wish to listen to the conference call and view presentation slides should visit the Investor Information section of the Company's website at www.dynasilcorp.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website for one year.

About Dynasil

Dynasil Corporation of America (NASDAQ: DYSL) develops and manufactures detection, sensing and analysis technology, precision instruments and optical components for the homeland security, medical and industrial markets. Combining world-class technology with expertise in research and materials science, Dynasil is commercializing products including dual-mode radiation detection solutions for Homeland Security and commercial applications, probes for medical imaging and sensors for non-destructive testing. Dynasil has an impressive and growing portfolio of issued and pending U.S. patents. The Company is based in Watertown, Massachusetts, with additional operations in Mass., Minn., NY, NJ and the United Kingdom. More information about the Company is available at www.dynasilcorp.com.

Forward-looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements regarding future events and our future results are based on current expectations, estimates, forecasts, and projections and the beliefs and assumptions of our management, including, without limitation, our expectations regarding results of operations, the commercialization of our products including our dual mode detectors, our development of new technologies including at Dynasil Biomedical, the adequacy of our current financing sources, our capital expenditures and the strength of our intellectual property portfolio. These forward-looking statements may be identified by the use of words such as "may," "could," "expect," "estimate," anticipate," continue" or similar terms, though not all forward-looking statements contain such words. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements due to a number of important factors. These factors that could cause actual results to differ from those anticipated or predicted include, without limitation, our ability to develop and commercialize our products, the size and growth of the potential markets for our products and our ability to serve those markets, the rate and degree of market acceptance of any of our products, general economic conditions, costs and availability of raw materials and management information systems, our ability to obtain and maintain intellectual property protection for our products, competition, the loss of key management personnel, litigation, the effect of governmental regulatory developments, the availability of financing sources, our ability to identify and execute on acquisition opportunities and integrate such acquisitions into our business, and seasonality, as well as the uncertainties set forth in the Company's Annual Report on Form 10-K and from time to time in the Company's other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

DYNASIL CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

                             ASSETS
                                                        2011               2010


Current assets
   Cash and cash equivalents                         $4,479,840          $4,111,966



   Accounts receivable, net of allowance for
   doubtful accounts of $182,634 and $132,584 and
   sales returns allowance of $18,356 and $24,168
   for September 30, 2011 and September 30, 2010,
   respectively.
                                                       5,837,139          6,360,583
   Inventories                                         3,250,539          3,097,219
   Costs in excess of billings                           408,240            135,157
   Deferred tax asset                                  1,119,800          1,196,735
   Prepaid income taxes                                  341,825            166,231
   Prepaid expenses and other current assets             453,738            453,418
                                                     -----------        -----------
                Total current assets                  15,891,121         15,521,309


Property, Plant and Equipment, net                     4,860,328          3,953,319

Other Assets
   Intangibles, net                                    6,374,329          6,671,149
   Goodwill                                           13,330,182         13,775,087
   Deferred tax asset - non current                      694,800                -0-
   Deferred financing costs, net                         150,656            190,568
                                                     -----------        -----------
                Total other assets                    20,549,967         20,636,804
                                                     -----------        -----------
                Total Assets                         $41,301,416        $40,111,432
                                                     ===========        ===========



              LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Current portion of long-term debt                  $1,859,728         $1,870,779
   Accounts payable                                    2,088,395          1,482,250
   Accrued expenses and other liabilities              2,322,459          2,177,743
   Contingent consideration                              183,713                -0-
   Dividends payable                                         -0-            131,400
                                                     -----------        -----------
                Total current liabilities              6,454,295          5,662,172

Long-term Liabilities
   Long-term debt, net                                 8,985,442         10,833,334
   Deferred tax liability                              1,619,637            873,300
   Contingent consideration                                  -0-            750,000
                                                     -----------        -----------
                Total long-term liabilities           10,605,079         12,456,634

Temporary Equity                                       2,000,000          2,000,000

Stockholders' Equity                                  22,242,042         19,992,626
                                                     -----------        -----------

                Total Liabilities and
                 Stockholders' Equity                $41,301,416        $40,111,432
                                                     ===========        ===========

DYNASIL CORPORATION OF AMERICA
CONSOLIDATED STATEMENTS OF OPERATIONS





                                       2011            2010
                                   -----------     -----------
Net revenue
                                   $46,951,666     $42,969,762
Cost of revenue                     27,683,729      25,205,960
                                   -----------     -----------
Gross profit                        19,267,937      17,763,802
Selling, general and
  administrative expenses           17,021,191      12,971,640
                                   -----------     -----------
Income from operations               2,246,746       4,792,162
Interest expense, net                  601,903         628,120
                                   -----------     -----------
Income before income taxes           1,644,843       4,164,042
Income taxes                           293,198         929,661
                                   -----------     -----------
Net income                          $1,351,645      $3,234,381
                                   ===========     ===========


Net Income                          $1,351,645      $3,234,381
Other comprehensive income:
   Foreign currency translation,
   net of $83,318
   and $77,400 income taxes
   in 2011 and 2010                    147,404         150,162
                                   -----------     -----------
Total comprehensive income          $1,499,049      $3,384,543
                                   ===========     ===========


Net income                          $1,351,645      $3,234,381
Dividends on preferred stock           116,646         537,433
                                   -----------     -----------
Net income applicable to common
 stockholders                        1,234,999       2,696,948
Dividend add back due to preferred
 stock conversion                          -0-         537,433
                                   -----------     -----------
Net income for diluted income per
 common share                       $1,234,999      $3,234,381
                                   ===========     ===========

Basic net income per common share        $0.08           $0.22
Diluted net income per common share      $0.08           $0.22

Weighted average shares outstanding
   Basic                             14,932,226     12,404,701
   Diluted                           15,127,004     14,937,575